Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Sabre Corporation

Dallas, Texas

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 dated May 2, 2018) and related Prospectus of Sabre Corporation for the registration of shares of its common stock and to the incorporation by reference therein of our report dated February 16, 2018 except for Note 1, Note 5, and Note 16 as to which the date is May 1, 2018, with respect to the consolidated financial statements and schedule of Sabre Corporation included in its Current Report on Form 8-K dated May 2, 2018, and our report dated February 16, 2018, with respect to the effectiveness of internal control over financial reporting of Sabre Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2017, both filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Dallas, Texas
May 1, 2018